Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement No. 333-254470 on Form S-4 of our report dated March 18, 2021, relating to the financial statements of Doma Holdings, Inc. (formerly States Title Holding, Inc.) (the “Company”). We also consent to the reference to us under the heading "Experts" in such Registration Statement.
/s/ Deloitte & Touche LLP
Miami, Florida
May 24, 2021